UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): August 22, 2011

YONGYE INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	001-34444	20-8051010
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6th Floor, Suite 608, Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District, Beijing, PRC

(Address Of Principal Executive Offices) (Zip Code)

+86 10 8232 8866
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2011, each of Taoran Sun and Qiang Zhao resigned as members of the Board of Directors (the “Board”) of Yongye International, Inc. (the “Company” or the “Registrant”), effective immediately.  The resignations were not due to disagreements on any matter relating to the Company’s operations, policies or practices.

On August 22, 2011, the remaining members of the Board decreased the size of the Board to seven and appointed Nan Xu (“Mr. Xu”), currently in charge of sales and marketing for the Company’s main operating subsidiary in China (“Yongye Nongfeng”), to serve as a member of the Board, effective immediately, and to assume the office of Chief Operating Officer of the Company.

Mr. Xu has not been appointed to serve on any of the Board’s committees, and it is not currently anticipated that Mr. Xu will be appointed to any of the Board’s committees in the future.  There were no arrangements or understandings between Mr. Xu and any other person pursuant to which he was selected as a director.  There are no family relationships between Mr. Xu and any other executive officer or director of the Company.  There have been no transactions to which the Company was or is to be a party in which Mr. Xu had, or will have, a direct or indirect material interest.  The Company expects to enter into a standard employee director service agreement with Mr. Xu following his appointment.

Prior to joining Yongye Nongfeng in 2007, Mr. Xu was responsible for regional sales and channel management in Liaoning province for Hanvon, a leading Chinese technology company. In 2003, Mr. Xu founded Dongfang Xinqidian, a consumer technology company. From 1999 to 2003, Mr. Xu was General Manager for Northern China region of Hi-Tech Wealth. Prior to that, he was responsible for channel management in Hebei province for LG. Mr. Xu is a recipient of the "Jin Ding Award" in 2011, a top recognition in the Chinese sales and marketing profession.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2011

YONGYE INTERNATIONAL, INC. By: /s/ Zishen Wu Name: Zishen Wu Title: President and CEO